EXHIBIT 10.3

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of [●], 2022 by and among DiaCarta, Inc., a Delaware corporation (the “Domesticated SPAC”) and each of HH&L Investment Co., a Cayman Islands exempted company (“Sponsor”), certain holders of securities of Domesticated SPAC, set forth on Schedule I hereto (such securityholders the “Sponsor Holders”), and certain shareholders of DiaCarta Holdings, Inc., a Delaware corporation (the “Domesticated Company”) set forth on Schedule II (such shareholders, the “Company Holders”). The Sponsor, the Sponsor Holders, the Company Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 2 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.”

RECITALS

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Business Combination Agreement, dated as of October 14, 2022, by and among HH&L Acquisition Co., a Cayman Islands exempted company limited by shares (the “SPAC”), Diamond Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the SPAC (“Merger Sub”) and DiaCarta, Ltd., a Cayman Islands exempted company limited by shares (the “Company”) (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”).

WHEREAS, in connection with transactions contemplated by the Merger Agreement, and in view of the valuable consideration to be received by the parties thereunder, the Domesticated SPAC, Sponsor, each of the Sponsor Holders and each of the Company Holders desire to enter into this Agreement, pursuant to which the Holders’ Lock-Up Shares (as defined below) shall become subject to limitations on Transfer (as defined below) as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties agree as follows:

1.                   Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a)                “Lock-Up Period” shall mean the period beginning on the Closing Date and ending on the earlier of (i) the date that is twelve (12) months after the Closing Date, or (ii) subsequent to the Closing Date, the date on which (x) the closing trading price of the shares of Domesticated SPAC Common Stock equals or exceeds US$12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing 150 days after the Closing Date; or (y) the date on which the Domesticated SPAC completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of Domesticated SPAC’s public shareholders having the right to exchange their shares of Domesticated SPAC Common Stock for cash, securities or other property subsequent to the Closing Date;

(b)                “Lock-Up Shares” shall mean with respect to (i) Sponsor, the Sponsor Holders and each of their Permitted Transferees, the Domesticated SPAC Common Stock held by such Person immediately following the Closing (excluding (1) any Domesticated SPAC Common Stock acquired in the public market, (2) any shares acquired from equity investment or financing permitted by Section 6.18 of the Merger Agreement, and (3) any Domesticated SPAC Common Stock acquired upon the conversion, exercise or exchange of any Domesticated SPAC Warrants); and (ii) the Company Holders and their respective Permitted Transferees, (A) the Domesticated SPAC Common Stock held by such Person immediately following the Closing (excluding (1) any Domesticated SPAC Common Stock acquired in the public market, (2) any shares acquired from equity investment or financing permitted by Section 6.18 of the Merger Agreement, and (3) any Domesticated SPAC Common Stock acquired upon the conversion, exercise or exchange of any Domesticated SPAC Warrants); and (B) Domesticated SPAC Common Stock issued to directors and officers of Domesticated SPAC immediately prior to or at the Closing, upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding, including, with respect to both (i) and (ii) above, any securities paid as dividends or distributions with respect to or into which the Lock-Up Shares are exchanged or converted;

(c)                “Permitted Transferee” shall mean any Person to whom a Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(b);

(d)                “Transfer” shall mean the voluntary or involuntary, (i) transfer, offer, sale or assignment of, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of (whether by operation of law or otherwise), directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security; (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or (iii) public disclosure of any intention to effect any transaction, including the filing of a registration statement, as specified in clause (i) or (ii).

2.                   Lock-Up Provisions.

(a)                Subject to Section 2(b), each Holder agrees that it shall not Transfer any Lock-Up Shares until the end of the Lock-Up Period (the “Lock-Up Restrictions”).

(b)                Notwithstanding the provisions set forth in Section 2(a), each Holder or its respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period, without the consent of Domesticated SPAC, (i) to (A) Domesticated SPAC’s or the Holder’s officers, directors, consultants or their affiliates; (B) any affiliates or immediate family members of Domesticated SPAC’s officers or directors; (C) any director, officer, employee, direct or indirect partners, members or equity holders of the Sponsor or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates; or (D) as a distribution to any direct or indirect partners, members or equity holders of such Holder, any affiliates of such Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such person or entity or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; (vi) to the partners, members or equity holders of such Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vii) in the case of an individual, to a partnership, limited liability company or other entity of which such individual and/or the immediate family of such individual is the legal and beneficial owner of all of the outstanding securities or similar interests; (viii) in the case of an entity that is a trust or a trustee of a trust, to a trustor or beneficiary of the trust, to the designated nominee of a beneficiary of such trust or to the estate of a beneficiary of such trust; (ix) in the case of an entity, by virtue of the laws of the state of the entity’s organization and the entity’s Governing Documents upon dissolution of the entity; (x) to Domesticated SPAC; (xi) pursuant to the exercise of stock options through a “net” or “cashless” exercise, or receipt of shares upon vesting of restricted stock units granted pursuant to an equity incentive plan; (xii) forfeitures of Domesticated SPAC Common Stock to satisfy tax withholding requirements (including estimated taxes) upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (xiii) in connection with (but subject to the completion of) a bona fide liquidation, merger, stock exchange, reorganization, recapitalization, consolidation, tender offer or change of control approved by the Domesticated SPAC Board or a duly authorized committee thereof or other similar transaction which results in all of Domesticated SPAC’s shareholders having the right to exchange their shares of Domesticated SPAC Common Stock for cash, securities or other property subsequent to the Closing Date (including negotiating and entering into an agreement providing for any such transaction), provided, however, that in the event that such liquidation, merger, stock exchange, reorganization, recapitalization, consolidation, tender offer or change of control is not completed, the Lock-Up Shares subject to this Agreement shall remain subject to this Agreement; (xiv) in connection with any legal, regulatory or other order; (xv) in connection with the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the transfer, sale or trading of Lock-Up Shares during the Lock-Up Period and no public announcement or filing is voluntarily made regarding such trading plan during the Lock-Up Period; or (xvi) pledges of Lock-Up Shares as security or collateral in connection with a borrowing or the incurrence of any indebtedness by the Holder, provided, however, that (x) the relevant Holder continues to control the exercise of the voting rights of such pledged Lock-Up Shares and any foreclosures on such pledged Lock-Up Shares, and (y) such borrowing or incurrence of indebtedness is secured by either a portfolio of assets or equity interests issued by multiple issuers and any pledgee agrees to be subject to the Lock-Up; provided, however, that in the case of clauses (i) through (ix) such Permitted Transferees must enter into a written agreement with Domesticated SPAC agreeing to be bound by the transfer restrictions in this Section 2.

(c)                In order to enforce this Section 2, Domesticated SPAC may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(d)                For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of Domesticated SPAC with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares that such Holders is entitled to vote.

(e)                If any director, officer or Significant Holder (as defined below) is granted a release or waiver from any lock-up agreement (such holder a “Triggering Holder”) executed in connection with the Closing prior to the expiration of the Lock-Up Period, then the undersigned shall also be granted an early release from its obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares rounded down to the nearest whole security equal to the product of (i) the total percentage of Lock-Up Shares held by the Triggering Holder immediately following the consummation of the Closing that are being released from the lock-up agreement multiplied by (ii) the total number of Lock-Up Shares held by the undersigned immediately following the consummation of the Closing. For the purposes of the foregoing, a “Significant Holder” shall mean any person or entity that (together with any investment funds affiliated with such person or entity) beneficially owns one percent (1%) or more of the total outstanding common stock of Domesticated SPAC. Notwithstanding the foregoing, the provisions of this paragraph shall not apply if the release or waiver is effected solely to permit a transfer not involving a disposition for value, and if the transferee agrees in writing at the time of transfer to be bound by the same terms described in this Agreement to the extent and for the duration that such terms remain in effect

(f)                 Each Holder hereby represents and warrants that as of the date of this Agreement, it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of Domesticated SPAC Common Stock, or any economic interest in or derivative of such shares, other than those shares of Domesticated SPAC Common Stock issued pursuant to the Merger Agreement or shares acquired from equity investment or financing permitted by Section 6.18 of the Merger Agreement.

3.                   Miscellaneous.

(a)                  Insider Letter. The Lock-Up Restrictions shall supersede, if applicable, the lock-up provisions contained in the Letter Agreement dated February 5, 2021 and such Letter Agreement shall terminate and be of no further force or effect as of the day following the Closing Date.

(b)                 No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to any Holder in connection with this Agreement.

(c)                  Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier to occur of (i) termination of the Merger Agreement in accordance with its terms; or (ii) the expiration of the Lock-up Period.

(d)                 Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Merger Agreement, the terms of this Agreement shall control.

(e)                 Amendment; Waiver. Upon (i) the approval of a majority of the total number of directors serving on the Domesticated SPAC Board who are not nominated or designated pursuant to contractual rights of Holders; (ii) the written consent of the Sponsor (such written consent of the Sponsor required only to the extent the Sponsor beneficially owns in the aggregate more than fifty percent (50%) of the Lock-Up Shares beneficially owned by the Holders); and (iii) the written consent of Holders of a majority of the total Lock-Up Shares, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by Domesticated SPAC, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a holder of Lock-Up Shares, in a manner that is materially and proportionally different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or Domesticated SPAC and any other party hereto or any failure or delay on the part of a Holder or Domesticated SPAC in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or Domesticated SPAC. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(f)                  Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise); (ii) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice); or (iii) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to Domesticated SPAC:

DiaCarta, Inc.

4385 Hopyard Rd, Suite 100
Pleasanton, CA, 94588
Attention:    Aiguo Zhang
Email:            azhang@diacarta.com

with a copy (which shall not constitute actual or constructive notice) to:

Loeb & Loeb LLP
345 Park Avenue, 19th Floor

New York, NY 10154

Attention:    Mitchell S. Nussbaum, Esq. and Janeane R. Ferrari, Esq.

Email:             mnussbaum@loeb.com and jferrari@loeb.com

If to the Sponsor:

Suite 2001-2002, 20/F, York House

The Landmark, 15 Queen’s Road Central

Central, Hong Kong

Attention:    Richard Qi Li

Email:            richard.li@hopuhl.com

with a copy (which shall not constitute actual or constructive notice) to:

White & Case LLP
1221 Avenue of the Americas

New York, NY, 10020-1095

The United States

Attention:    Joel Rubinstein

Jessica Zhou

Steven Sha

Email:            joel.rubinstein@whitecase.com

jessica.zhou@whitecase.com

steven.sha@whitecase.com

If to any Holder, at such Holder’s address or email address as set forth in Schedule I or Schedule II, as applicable.

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

(g)                Assignment. This Agreement and the rights, duties and obligations of Domesticated SPAC hereunder may not be assigned or delegated by Domesticated SPAC in whole or in part without the prior written consent of the other parties, and any such assignment or delegation without prior written consent shall be void. Prior to the expiration of the Lock-up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part without the prior written consent of the other parties, and any such transfer without prior written consent shall be void, except in connection with a transfer of Lock-Up Shares by such Holder permitted pursuant to Section 2(b), but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(h)                Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(i)                 Governing Law; Jurisdiction. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All Actions arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over any such Actions, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such Actions in the manner provided in Section 3(c) or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any Action arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto; and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3(f).

(j)                 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY ACTION RELATING TO THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE AND WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH ACTION IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH ACTION A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH A SEPARATE ACTION OR OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY ACTION ARISING UNDER THIS AGREEMENT OR RELATED TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY SUCH PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(k)                Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of Domesticated SPAC or any of the Holders under any other agreement between any of the Holders and Domesticated SPAC, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Holders or Domesticated SPAC under this Agreement.

(l)                 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(m)               Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(n)                Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(n)                Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law; or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(o)                Several Liability. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DIACARTA, LTD.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HH&L INVESTMENT CO.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[●]

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[●]

By:
Name:

Schedule I

Sponsor Holders

Schedule II

Company Holders